Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Announces $15 Billion Increase to Stock Repurchase Authorization

SANTA CLARA, Calif., Nov. 15, 2018 – Intel Corporation today announced that its board of directors has approved a $15.0 billion increase in its authorized stock repurchase program. The company had $4.7 billion remaining under its existing repurchase authorization as of Sept. 29, 2018.

Under this authorization, Intel is not required to purchase shares, but may choose to do so in the open market or through private transactions at times and amounts determined by the company based on its evaluation of market conditions and other factors.

Intel’s capital allocation strategy remains unchanged. Intel focuses on building value by first investing in itself and growing its capabilities. The company then looks to supplement and strengthen its capabilities through acquisition and strategic investments. Finally, Intel provides the return realized by these investments to its shareholders through its dividend program and opportunistic stock repurchases.

From 1990 through the third-quarter of 2018, Intel has returned approximately $177 billion to stockholders through dividends and stock repurchases.

About Intel

Intel (NASDAQ: INTC), a leader in the semiconductor industry, is shaping the data-centric future with computing and communications technology that is the foundation of the world’s innovations. The company’s engineering expertise is helping address the world’s greatest challenges as well as helping secure, power and connect billions of devices and the infrastructure of the smart, connected world – from the cloud to the network to the edge and everything in between. Find more information about Intel at newsroom.intel.com and intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

CONTACTS:	Sarah Salava	Cara Walker
	Investor Relations	Media Relations
	+1 (503) 264-5709	+1 (503) 696-0831
	sarah.a.salava@intel.com	cara.walker@intel.com